Exhibit (d)(8)

ETFis SERIES TRUST I

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT (the “Amendment”) dated as of the 1st day of April, 2019, amends that certain Investment Sub-Advisory Agreement, effective as of August 5, 2015 (the “Sub-Advisory Agreement”), by and between ETFis SERIES TRUST I (the “Trust”), a Delaware statutory trust, on behalf of its series Virtus Reaves Utilities ETF (the “Fund”), Virtus ETF Advisers LLC, a Delaware limited liability company (the “Adviser”), and W. H. Reaves & Co., Inc., doing business as Reaves Asset Management, a Delaware “S” Corporation (the “Sub-Adviser”), as follows:

1. Exhibit B to the Sub-Advisory Agreement is hereby deleted in its entirety and replaced with Exhibit B attached hereto to reflect the change to the Fund’s investment sub-advisory fee.

2. Except to the extent amended hereby, the Sub-Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETFis SERIES TRUST I	W. H. REAVES & CO., INC., D/B/A REAVES ASSET MANAGEMENT
By: ___________________________________ William J. Smalley, President VIRTUS ETF ADVISERS LLC By: ___________________________________ Brinton W. Frith, President	By: ___________________________________

Exhibit B

Sub-Adviser’s Fee

The Fund shall pay to the Sub-Adviser on or before the tenth (10th) day of each month a payment equal to an annualized rate of 49 basis points (0.49%) of the average daily asset value of the Fund for the prior month.

If this Agreement commences prior to the beginning of any calendar month or is terminated prior to the end of any calendar month, the Sub-Adviser’s fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of business days on which the U.S. exchange on which the Fund trades during such month during which the Agreement is in effect bears to the total number of such business days in the month and, in the case of termination, shall be payable within twenty (20) days after the date of termination.